EXHIBIT 3.6

CERTIFICATE OF ACTION WITHOUT A MEETING

DECEMBER 20, 2001

The undersigned, being all the Directors of VMH VideoMovieHouse.com Inc, a British Columbia corporation, (the "Company") do hereby consent and agree to the adoption of the following resolution:

RESOLVED that the Company amend its previous resolution dated September 20, 2001 wherein "the Company split its outstanding shares on the basis of 13,243,500 to one" to read as follows:

"the Company split its outstanding shares on the basis of 14,000,000 to one"

All other terms of the resolution remain the same,

The foregoing resolution was unanimously adopted by the Board of Directors of the Company on December 20, 2001. The action was taken pursuant to applicable British Columbia law which provides that such action which might be taken at a meeting of the Board of Directors may be taken without a meeting if a record thereof be made in writing and signed by all of the members of the Board of Directors.

APPROVED

/s/ Calvin L. Kantonen
Calvin L. Kantonen - Director & President
VMH VideoMovieHouse.com Inc.

ACKNOWLEDGED

/s/ Calvin L. Kantonen
Calvin L. Kantonen - Chairman of the Board
First American Scientific Corp.